Exhibit 10.11

Mission NewEnergy Limited
(ACN: 117 065 719)

Unit 217, 396 Scarborough Beach road
Osborne Park, WA 6117
Perth, Western Australia

Tel: +61(0)8 - 9443 9512
Fax: +61(0)8 - 9210 1958

PRIVATE & CONFIDENTIAL

20 August 2010

Mr Sinnasami Nadason
14 Jalan SS 17/1D
47500 Subang Jaya
Selangor

Dear Sir,

RE : OFFER OF EMPLOYMENT AS GROUP PLANTATION ADVISOR

We are pleased to offer you employment as PLANTATION ADVISOR of Mission NewEnergy Limited Group, reporting to the Group Managing Director, on the following terms and conditions of employment:-

1.	SALARY

You shall be paid a basic monthly salary of A$6,500 or equivalent in MYR/USD.

2.	INCREMENT AND BONUS

Increment and Bonus will be at the sole discretion of the Company.  Bonus, if paid, will be based on individual performance and the Company's profitability.

3.	OTHERS

You will be provided with Notebook computer, a mobile phone and reasonable amount of monthly phone charges will be reimbursed by the Company.  The Company will also reimburse all other reasonable expenses incurred by you in the performance of your job eg. Toll, Parking fees.  All equipment provided will remain the property of the company at all times.

You will be provided reasonably furnished accommodation at the company's guesthouse in your place of employment, at the company's cost.  Adequate arrangements for transportation to and from work will also be arranged.

4.	DURATION OF EMPLOYMENT

On contract for a period of two (2) years from 16 September 2010, renewable at the Company's option and such option to be expressed three (3) months before the end of this contract.  During this period, you may be seconded to work for any of the Company's subsidiaries, associates and contractors.

5.	PROBATIONARY PERIOD

You are required to serve a probationary period of six (6) months, during which time the Company will progressively assess your performance.  After successful completion of your probationary period, you will be confirmed in your appointment.

6.	DUTIES & RESPONSIBILITIES

6.1
You shall be required to perform such duties and responsibilities as may be assigned to you by the Company.  During the tenure of your employment, you shall devote your full time and attention to your duties and responsibilities with the Company and shall not directly or indirectly be engaged or concerned or interested in any other business of any kind whatsoever except your existing consulting obligations to FELDA which you will undertake during your leave period and only for a period of one Year.

6.2
The Company may at its discretion assign such duties as it deems are consonant with the job for which you have been hired.  The Company reserves the right to add, delete or vary the duties assigned to you from time to time as deemed necessary.

6.3
You must comply with all terms, policies, procedures and practices of the Company as determined from time to time.  The Company reserves the right to vary its terms, policies, procedures and practices as it deems fit.  All fresh terms, policies, procedures and practices form an integral part of your employment contract from the date they are implemented.

6.4	Place of work

You will be based in Bhubaneshwar, Orissa, India.  However, the Company reserves the right to transfer you to any other location where the Company operates an office or carries out its business.

The company will provide you with Economy air travel once in every 8 week period for return to Malaysia whereupon two weeks of annual leave will be granted during your stay in Malaysia (i.e. 6 weeks on and 2 weeks off scheme)

7.	WORKING HOURS

7.1	The schedule of normal working hours and working days are as follows:-

Day	Working Hours	Lunch Hours
Monday to Friday	9.00 a.m. to 6.00 p.m.	12.00 p.m. to 1.00 p.m. or 1.00 p.m. to 2.00 p.m.

Saturday Sunday	Rest Day Rest Day	N/A N/A

7.2	The Company reserves the right to change the working hours due to exigencies of its business operations.

7.3	Your job may require you to work more than the scheduled hours of work in a day or to work on your rest day or public holidays and you are expected to carry out such work.

8.	NOTICE PERIOD FOR RESIGNATION

During the probationary period, you may resign from the Company by giving one (1) month's written notice or one (1) month's salary in-lieu of such notice.  As a confirmed employee, you may resign from the Company by giving two (2) months' written notice or two (2) months' salary in-lieu of such notice.

9.	TERMINATION OF EMPLOYMENT

9.1
During the probationary period, the Company may terminate your employment by giving one (1) month's prior notice in writing or upon the payment of one (1) month's salary in lieu of such notice.  Upon confirmation, the Company may terminate your employment by giving two (2) months prior notice in writing or upon the payment of two (2) months' salary in lieu of such notice.

9.2	The Company may terminate your employment without any notice, if you are:-

(a)	Incapacitated or prevented by illness, injury, accident or any other circumstances control from discharging in full your duties for a period exceeding three (3) months.

(b)	Found guilty of grave misconduct or willful neglect in the discharge of duties or having breached any term in this contract.

(c)	Found to be a bankrupt.

(d)	Found to be of unsound mind.

(e)	Convicted of any serious criminal offence.

(f)	Found to have a past criminal record.

(g)	Found to have given incorrect or untrue information to the Company.

(h)	Found to be a drug addict.

The above listing is not exhaustive but it is meant to serve as an indication only.

10.	ANNUAL LEAVE

10.1	Two weeks for every 6 weeks worked. Please refer to 6.4 above.

11.	PUBLIC HOLIDAYS

11.1	You will be entitled to all gazetted public holidays.

11.2
If you absent yourself from work without the prior permission of the Company on the day immediately preceding or succeeding a scheduled public holiday or any day substituted thereof, you shall not be entitled to any holiday pay unless you have a reasonable excuse for such an absence.

12.	MEDICAL BENEFITS

12.1	You will be entitled to medical benefits as per the Company's Group Health Insurance Scheme which includes the followings:

(a)	General outpatient treatment, consultation, medicines and diagnostic tests by a registered medical practitioner.

(b)	Specialist outpatient treatment, consultation, medicines and diagnostic tests by a specialist upon referral by a general practitioner.

(c)	Hospitalisation and surgical benefits as per the company's medical insurance package.

12.2	Notwithstanding the above, the Company reserves the right to exclude or revise the benefits as and when deem necessary.

12.3	The Company will provide specialist medical treatment under its group medical insurance coverage, which exists from time to time.

13.	CONFIDENTIALITY

13.1
It is an express condition of your employment that the contents of this letter are to remain a matter of the utmost confidentiality between you and the management at all times.  Any breach of this condition may render you liable for disciplinary action including dismissal.

13.2	You must during the employment and after termination of the employment for any reason:

(a)
take all precautions necessary to prevent disclosure of any of the confidential information to any unauthorised persons.  Such information includes those relating to trade secrets or trade connections, business activities of the Company and information relating to personnel matters;

(b)	not use or attempt to use any of the confidential information in any manner which may injure or cause loss either directly or indirectly to the company or any party or person.

(c)	not disclose any confidential information to any person other than as directed by the Company;

(d)	not use any confidential information for your own benefit or the benefit of any other person.

13.3
In consideration of the Remuneration, you must not during the operation of this Agreement and for a period of 3 years after termination, without the written permission of the company, either directly or indirectly be engaged or concerned or interested in any competing businesses in any jurisdiction.  This will also apply to any new businesses the Company ventures into at any time during your employment with the Company.

14.	PRE-EMPLOYMENT MEDICAL CHECK UP

Your commencement of employment is subject to you successfully completing your pre-employment medical check up.  Please call the office to arrange for an appointment.

Please indicate your acceptance by signing and returning the duplicate of this letter to the Company within 2 weeks, failing which, this offer shall be deemed to be withdrawn.

Yours sincerely,
For Mission NewEnergy limited

/s/ Nathan Mahalingam
Nathan Mahalingam
Group Managing Director

I have read and understood the contents of this letter and hereby agree to the offer as detailed above.  I also agree to respect the confidentiality of this letter.

Name	: /s/ Sinnasami Nadason	NRIC : 461126-10-5177

Signature	: Sinnasami Nadason

Date	: August 23, 2010